UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 30, 2008
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

P.O. Box 989
Bluefield, Virginia		24605-0989

(Address of principal executive offices)		(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On October 30, 2008, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended September 30, 2008. The conference call was previously announced in the earnings release dated October 29, 2008. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer –
Let me begin this morning with a review of our current position. Against the backdrop of the recessionary real estate sector and sharp declines in general economic conditions, we feel that we are in a relatively good position versus the industry in general. Our earnings for the third quarter, while down from the corresponding quarter in 2007 and the linked 2008 quarter, remain solid even with the added provisioning for the quarter. We believe that places us in a very good position going forward. We do expect provisions to continue at a somewhat elevated level for a period of time as a result of charge-offs, which have risen to about 35 basis points year-to-date. Through our reserve methodology, charge-offs have a delayed rolling effect on loss provisions until the trend in charges and recoveries reverse. We expect that net charge-offs in 2009 will continue at a moderate level simply due to the expectation for weak economic conditions on a national scale and a possible rise in unemployment and potential bankruptcies within our markets.
Our non-interest revenues continue to grow at a very healthy pace. We are seeing significant increases in deposit service charges, ATM fees and revenues from our Wealth and Trust Divisions. In September and the third quarter, non-interest revenues represented 33.7% and 31.4% of total net revenues, respectively. In 2007, non-interest revenues were 24.5% of total revenues through September 30. We are certainly encouraged at this transition and diversification of spread revenues. We believe that this strategy will serve us well in future periods as we continue to consolidate and grow our insurance agency holdings.
Moving to credit matters, our loan quality metrics, although declining slightly, remain in good territory and provide a sharp contrast to most banks which are experiencing significantly higher levels of non-performing loans, delinquencies and foreclosures. At September 30, 2008, we are reporting a $2.8 million increase in non-accruing loans versus the preceding quarter. This is a rather inconsequential increase and relates to the conversion of one loan relationship to non-accrual. Gary Mills can detail this for you later in the call. With the addition of this non-accrual relationship we remain well below peer averages and industry expectations for non-accrual loans. We do have what we think is a solid work-out plan on this relationship.
With an uptick in non-accruals and net charge-offs for the quarter we did increase our loss provisioning and this resulted in a $1.1 million increase in our loan loss reserve versus the linked quarter and maintenance of our coverage ratio of non-performing loans at over 200%.
Net charge-offs were up over the linked quarter as a result of lower recoveries. Loss recoveries were relatively strong in the second quarter of 2008. Charge-offs were higher in the third quarter, and included one charge-off from the Richmond market of almost $700 thousand. We consider that charge-off to be an outlier credit which is not representative of our credit underwriting. The loan officer on that credit is no longer with our Company. We have also identified one other loan of a similar nature and we have specifically reserved for a possible $350 thousand impairment on that loan.
Generally, we are not seeing systemic delinquency issues within the portfolio and performance remains good with delinquencies at 1.25%, including our 60 basis points in non-accruals.

Economies within our footprint remain relatively strong despite the national economic slowdown. Our legacy markets in West Virginia and Virginia have not experienced any significant uptick in unemployment. In fact, unemployment in our primary markets of Mercer, Raleigh and Upshur counties range from 4.5% to 4.7% as last reported in September, compared with a 6.1% national unemployment rate. Unemployment in Virginia also remains low at 4.1% (a little higher at 4.8% in the southwestern part of the state. Our legacy markets also seem to have avoided the worst of the real estate value declines which have been the focus of this recession. In fact, Charleston, West Virginia, was cited earlier this week as one of the top real estate markets in the nation for 2007 with a general 7% price appreciation noted in home values. While we do not have branches within the Charleston market, much of our legacy markets are in nearby markets with similar real estate characteristics. Southern and Central West Virginia and Southwest Virginia have benefited over recent years with the resurgence of the coal industry and the natural gas industry. Price increases for these energy sources have led to business expansion and wealth creation within those economies.
With that said, we are certainly seeing a significant slow-down in real estate sales activity in our Winston-Salem and Richmond markets. In response to the depressed real estate market, we have reduced our exposure to acquisition and development and construction lending which now represents $127 million or 10.9% of the total loan portfolio. That exposure is down from $168 million or 13.6% a year ago. We have seen much slower lot sales and extended sales periods for speculative construction, particularly in Richmond, Winston-Salem, and Charlotte. Single family building permits in metro Richmond dropped to 365 in for the month of June, and are about half the number at its peak of 766 in January 2006. Over the 12 months ended June 2008, permits fell 31.7% for Richmond metro. Despite this slow-down, credits in this category are performing with total delinquency in this sector at 4.43%, including the $3 million credit that was transferred to non-accrual. If you exclude that one relationship, delinquency within the A&D portfolio drops to about 2%.
In our consumer real estate category, we saw an increase in outstandings of $5.2 million between the second and third quarter of 2008. Delinquency in the consumer real estate portfolio remains in check at 1.06%. That compares with 6.41% on a national basis according to the Mortgage Bankers Association survey for September 2008, which reports June data and 3.18% according to FDIC data.
In our HELOC portfolio, delinquency is running at a very low 26 basis points.
In the area of M & A, I would note that our proposed acquisition of Coddle Creek Financial and its wholly-owned subsidiary Mooresville Savings Bank is on track and progressing. In fact, as we speak, the Stockholders of Mooresville are meeting to consider and vote on that transaction. We have received all of our required regulatory approvals we are progressing toward a proposed November 14, 2008, closing date.
In the insurance arena, we closed on another agency acquisition in Greensboro in July. GreenPoint Insurance Group completed the acquisition of REL Insurance on July. This was a $750,000 revenue agency owned and operated by Richard E. Lee, and he assumed a senior role in the agency operations for GreenPoint.
Our level of capitalization at the Bank places us in the well-capitalized range with Tier 1 and total capital at 10.6% and 11.7% as of September 30, 2008. We believe that our strong loan quality and our core earnings will continue to contribute to that strong capital position.
While our regulatory capital position remains strong we have experienced a reduction in total capital and book equity through our “other comprehensive loss” stemming primarily from our trust-preferred portfolio. Market indications on those securities have continued to decline as the market for these securities remains pretty well locked-up. These securities continue to perform and we are conducting ongoing analysis for possible “other-than-temporary impairment”. To date, these securities have passed our OTI impairment testing. However, continued pain in the bank sector could cause this evaluation to change on some of these securities. Obviously, any possible future impairment of these securities with substantial negative marks would have some impact on capital positions.
That leads me to a mention of our view on the Treasury’s TARP Capital Purchase Program. This is a program which we believe makes a great deal of sense for many banks. We believe the terms of the program are potentially attractive and from what we can see, we believe the restrictive elements should not prove to be problematic for most banks. With that said, we have applied for the maximum investment under the CPP and we have been accepted for the program. It is our intention, subject to our final review of the investment agreement, to take down approximately $42.5 million.
As I said earlier, we are a well capitalized bank. However, we are preparing for the upcoming closing on the Coddle Creek transaction which is structured as a 60/40 stock and cash deal, and we also believe that there will be other opportunities for acquisitions in the relative near term. The combination of these opportunities and the relative decline in capital associated with the OCI mark caused us to move in the direction of using the TARP capital.
David D. Brown, Chief Financial Officer –
I want to give you all some highlights on the quarter and update you on the securities book.
We finished the third quarter showing net interest margin of 3.90% — stable compared to last quarter. Total deposits increased $10.14 million at September 30, 2008; however we see much of that increase as a shift from retail repos to certificates of deposit, including CDARs.
Loan yields came down from second quarter as expected given the recent Fed easing. Investment yields also decreased as most of the corporate portfolio is fully variable. We saw another decrease in both the dollar cost and the yield of the certificate of deposit portfolio.
Probably the single biggest factor affecting this quarter’s results was the $3.46 million provision for loan losses. Gary will have some more details, but we experienced some charge-offs during the quarter stemming from a loan officer no longer with the Company. That provision left the allowance at 1.24% of loans and covering 207% of nonaccrual loans.
Service charges grew exponentially on both a linked and comparable quarter basis. Insurance revenues came in at $1.24 million, as GreenPoint completed their largest acquisition since coming on board with First Community. The REL acquisition in July has integrated seamlessly, and has made GreenPoint’s platform for organic and synthetic growth much stronger.
Wealth revenues declined slightly from last quarter, but that was largely due to declining asset values. We are very proud of IPC, as it brought on its largest ever account worth around $150 million. Total assets under management climbed to just below $900 million.
Third quarter efficiency ratio dropped to 56.6%, as we pulled in the reins on salaries and benefits. Salaries and benefits decreased $209 thousand on a linked-quarter basis. We ended the quarter with 612 FTE at the end of September, of which 44 were at GreenPoint. In the other expense line, we saw a decrease from last quarter of $109 thousand. Much of that decrease can be attributed to legal expenses and other service fees.
Market values of the pooled trust preferred securities continue to be under pressure. We saw large declines across the board in September. We are monitoring this portfolio on a constant basis, and have not determined any other-than-temporary impairment. As you all know, the portfolio consists of 9 different pooled trust preferred issues with a book value of approximately $108.76 million. That portfolio had a market value of approximately $42.77 million at September 30, 2008. We experienced downgrades from one rating agency in two of those pools, though they all remain rated single-A on a composite basis. We continue to monitor these specific securities and the underlying collateral as well as the overall banking environment. Although hard to tell for sure, we feel the TARP Capital Purchase Program has real potential to change the outlook for the underlying banks.
The single-issue trust-preferred portfolio continues to be under pricing pressure in an illiquid market, but we do not see any credit quality concerns. That portfolio had a market value of $40.95 million and a book value of $52.59 million. The small portfolio of non-Agency CMO’s had a market value of $23.43 million, or an average mark of about 71.6%. As expected, these two securities are also under price pressure in a frozen market, but have plenty of credit support.
Gary R. Mills, Chief Credit Officer –
The total FCB loan portfolio measured $1.17 million at September 30, 2008, as compared to $1.18 million at June 30, 2008. This represents a decline in the total portfolio of approximately $11.6 million. The segment of the portfolio that had the greatest impact on this decline was the construction, land development, and vacant land segment that declined approximately $17.6 million during the quarter. The decline in this segment can principally be attributed to the payoff of an $8.0 million land loan that had been extended in the Smith Mountain Lake, Va., area. The loan-to-deposit ratio as of September 30, 2008, stood at 86.61% as compared to 88.24% as of June 30, 2008.
Total delinquency measured 1.25% at September 30, 2008, as compared to .91% at June 30, 2008. Total delinquency was comprised of 30-89 days at 0.65% ($7.6 million) and non-accrual loans at 0.60% ($7 million). The primary contributing factor to the increase in total delinquency was the approximate $2.9 million increase in non-accrual loans. A $3.1 million loan relationship was placed on non-accrual during the quarter. The borrower is a residential and commercial land developer and has been on our watch list for some time. Indeed, over the last three years we have successfully decreased exposure to the borrower by $3 million. The relationship is substantially composed of three A&D loans in various stages of completion. I have personally met with the borrower and we have negotiated a formal workout agreement which includes date specific action triggers. Additionally, we have weekly communication with the borrower. We have performed an impairment analysis on the loan relationship and have established an appropriate specific reserve allocation.
The Company’s OREO measured $896 thousand at September 30, 2008, versus the June 30, 2008, balance of $499 thousand. The largest component of OREO is a $318 thousand single family residence in the Richmond market; and the oldest component of OREO is a $29 thousand single family residence in the northern West Virginia market that was brought in during March of this year. Non-performing assets as a percentage of total loans measured 0.67%.
The ALLL as of September 30, 2008, stood at $14.5 million, which equated to 1.24% of total loans and provided a non-performing loan coverage ratio of 207.4%. Total provision expense for the third quarter of 2008 was $3.5 million as compared to net charge-offs of $2.4 million. A primary contributor to net charge-off performance during the quarter was a $700 thousand charge-off of a loan originated within the Richmond market by a lender who is no longer with the Company. The underwriting employed by this lender, while exercising discretion within his loan authority, is not representative of the underwriting philosophy and credit culture of the Company. Risk management practices implemented over the previous year such as centralized underwriting, approval and documentation of all retail credits and all small business credits; as well as the centralized underwriting of all commercial credits coupled with an enhanced approval process will significantly mitigate the risk of a reoccurrence of this type of rogue lending activity. With the caveat that there are obviously variables over which we have no control, we project fourth quarter 2008 net charge-offs to be lower than the current quarter.
It has been said that the best of loans are made in the worst of times. As we evaluate credit opportunities we are maintaining our underwriting discipline and are pricing commensurate with the perceived risk. During the quarter we implemented enhanced underwriting standards for both retail loans, such as unsecured and HELOC, and commercial loans. Additionally, we are evaluating imposing a moratorium on selected commercial sectors, such as hospitality.
In conclusion, while there has been some slippage in the Company’s asset quality metrics in comparison to previous quarters, we are still pleased with the quality of the loan portfolio and believe the Company’s loan portfolio performance compares very well with peer performance.
Additionally, the Company made the following disclosures:
- Approximately $730 thousand of the allowance for loan losses has been allocated to the $3.1 million loan relationship was placed on non-accrual during the quarter.
- The Company expects to report approximately $149.62 million in Tier 1 capital at the Bank.
- The Company has no direct exposure to credit in the Smith Mountain Lake area of Virginia.
- The Company expects to use any TARP CPP proceeds for lending in its core communities and general corporate purposes.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on
Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: October 30, 2008	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer